Exhibit (a)(5)(v)

August 1, 2016

SHEPARD VISION, INC., A WHOLLY-OWNED SUBSIDIARY OF NICHI-IKO PHARMACEUTICAL CO., LTD, COMMENCES ALL-CASH TENDER OFFER OF $21.75 NET PER SHARE TO ACQUIRE ALL OUTSTANDING SHARES OF SAGENT PHARMACEUTICALS, INC.

Tokyo, Japan, and Schaumburg, August 1, 2016 — Shepard Vision, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Nichi-Iko Pharmaceutical Co., Ltd. (the “Parent”), a joint stock corporation organized under the laws of Japan, today announced that it has commenced its previously announced tender offer to acquire all of the outstanding shares of common stock of Sagent Pharmaceuticals, Inc. (“Sagent”), a Delaware corporation (NASDAQ: SGNT), at a price of $21.75 per Share (the “Offer Price”), net to the holder in cash, without interest, less any applicable withholding taxes (the “Offer”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 10, 2016 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among the Parent, the Purchaser and Sagent.

The Offer and withdrawal rights expire at the time that is one minute following 11:59 p.m. (12:00 a.m.), New York City time, on August 26, 2016, unless the Purchaser extends the Offer. The Offer is subject to conditions, including the tender of a majority of Shares outstanding and the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary conditions. The Offer is not subject to any financing condition.

Pursuant to and subject to the Merger Agreement, as soon as practicable following the consummation of the Offer, Purchaser will, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), merge with and into Sagent (the “Merger”), with Sagent continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Each Share outstanding immediately prior to the time the Merger becomes effective (other than Shares (i) owned by Sagent, Parent or Purchaser or their respective subsidiaries, or (ii) held by a Sagent stockholder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and in compliance in all respects with, the provisions of Section 262 of the DGCL, and in the case of (i), such Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor) will be automatically canceled and converted into the right to receive $21.75 per Share in cash, without interest, less any applicable withholding taxes.

Sagent’s board of directors has unanimously adopted resolutions (i) approving the execution, delivery and performance of the Merger Agreement, (ii) determining that entering into the Merger Agreement is in the best interest of Sagent and its stockholders, (iii) declaring the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, advisable and (iv) recommending that Sagent’s stockholders accept the Offer and tender their shares into the Offer.

About Nichi-Iko Pharmaceutical Co., Ltd

Parent is the largest generic drug manufacturer in Japan by sales. In its fiscal year ended March 31, 2014, it became the first Japanese generic medicine manufacturer to reach JPY100 billion in annual sales (approximately, $950 million as of July 28, 2016) and consolidated net sales in the fiscal year ended March 31, 2016 reached JPY143.5 billion (approximately $1.36 billion as of July 28, 2016). Since its establishment in 1965, Parent has earned a reputation for operating at the forefront of quality assurance with premium quality generic pharmaceuticals. It has grown market share with an extensive lineup of more than 1,000 commercialized products — the largest number among domestic pharmaceutical manufacturers — as well as strong relationships with wholesalers. Parent’s development has been enhanced by six acquisitions and nine business alliances since the appointment of current President & CEO Yuichi Tamura in 2000. Parent employs 1,142 people and operates seven production sites, one research and development facility, and four distribution centers throughout Japan. Parent’s Medium-term Business Plan for the three fiscal years from April 2016 through March 2019 contemplates Parent growing to be a global top 10 generics pharmaceutical company. This plan, which Parent refers to as “Obelisk” incorporates three core strategies: Power of Expansion, Power of Production, and Power of Development. Parent is listed on the Tokyo Stock Exchange and its current market capitalization is approximately JPY 140 billion (approximately $1.33 billion as of July 28, 2016). For more information, visit www.nichiiko.co.jp/english.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, founded in 2006, is a leading provider of affordable pharmaceuticals to the hospital market. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Contacts

For Nichi-Iko Pharmaceutical Co., Ltd:

Japan

Ashton Consulting

Dan Underwood, Brendan Jennings

+81 (0) 3 5425-7220

or

U.S.

Sard Verbinnen & Co

Jamie Tully, Robin Weinberg, Danya Al-Qattan

(212) 687-8080

For Sagent Pharmaceuticals

Jonathan Singer

Sagent Pharmaceuticals

(847) 908-1605

Important Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Sagent common stock. The solicitation and offer to buy shares of Sagent common stock will only be made pursuant to an offer to purchase and related materials that the Purchaser and the Parent files with the U.S. Securities and Exchange Commission (the “SEC”). The Purchaser and the Parent are filing a Tender Offer statement on Schedule TO with the SEC, and Sagent is filing a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. Sagent’s stockholders are advised to read the Schedule TO (including the offer to purchase, the related letter of transmittal and other offer documents) and the Schedule 14D-9, as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC when they become available before they make any decision with respect to the Offer because they will contain important information about the Offer, the Merger and the parties thereto. Both the Tender Offer statement and the solicitation/recommendation statement is being mailed to Sagent’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov or from Okapi Partners LLC, the information agent for the Offer (the “Information Agent”). Questions, requests for assistance and requests for additional copies of the Offer materials may be directed to the Information Agent, at the address and telephone number set forth below.

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not descriptions of historical facts, including those relating to the potential effects and benefits of the transaction on both Parent and Sagent and any other statements about future expectations, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations, and should be evaluated as such. Forward-looking statements also include statements that may relate to Parent’s or Sagent’s plans, objectives, strategies, goals, future events, future financial and operating performance, and other information that is not historical information. These statements may be identified by their use of forward-looking terminology such as the words “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by us at the date the forward-looking information is provided, are inherently subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to differ materially from those expressed or implied by the forward-looking information. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements. These risks and uncertainties include, but are not limited to, general economic, business and market conditions, the satisfaction of the conditions to the consummation of the proposed transaction, the timing of the completion of the proposed transaction and the potential impact of the announcement or consummation of the proposed transaction on Sagent’s and Parent’s important relationships, including with employees, suppliers and customers. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Sagent in general, see Sagent’s Form 10-K for the year ended December 31, 2015, subsequent reports on Form 10-Q and 8-K, and other filings by Sagent with the SEC. Further, forward-looking statements speak only as of the date they are made, and neither Parent nor Sagent undertakes any obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

The Information Agent for the Offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokers, Call: (212) 297-0720

All Others, Call Toll-Free: (877) 566-1922

Email: info@okapipartners.com

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